Exhibit 99.1
Investor Update
October 27, 2015
This investor update provides Spirit's quarterly and full year guidance for the year ending December 31, 2015 and select guidance for full year 2016. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q15A	2Q15A	3Q15A	4Q15E	FY2015E
ASMs (millions)	4,729	5,213	5,598	5,727	21,268
Year-over-Year % Change	25.0%	30.1%	34.1%	31.0%	30.2%

4Q15E

Operating Margin(1)	Approximately 17.5%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM ex-fuel year-over-year % change(3)	Decrease of Approx. 5.5%

Average Stage Length (miles)	1,006

Fuel Expense ($)
Fuel gallons (thousands)	67,564
Economic fuel cost per gallon(2)	$1.66

Selected Operating Expenses ($Millions)
Aircraft rent	$53.2
Depreciation and amortization	$22.2

Interest Expense, net of Capitalized Interest ($Millions)
Interest expense	$7.7
Capitalized interest	(3.2)
Interest expense, net of capitalized interest	$4.5

Effective Tax Rate	37%

Wtd. Average Share Count (Millions)
Basic	71.5
Diluted	71.7

Full Year 2015E
Capital Expenditures	($Millions)
Aircraft capital expenditures(4)	$620
Other capital expenditures(5)	50
Gross capital expenditures(4)	$670

Anticipated proceeds from issuance of long term debt and sale/leaseback transactions	$544

Other Working Capital Requirements
Payments for heavy maintenance events(6)	$22
Pre-delivery deposits for flight equipment, net of refunds	$118
Pre-paid maintenance deposits, net of reimbursements	$23

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon
4Q15	23%	USGC Jet Call Options	$1.92

Selected 2016 Guidance

Selected Operating Expenses ($Millions)	Full Year 2016E
Aircraft rent	$235	-	$245
Depreciation and amortization	110	-	120

Interest Expense, net of Capitalized Interest ($Millions)
Interest expense	$50
Capitalized interest	(15)
Interest expense, net of capitalized interest	$35

Footnotes

(1)
Excludes special items which may include unrealized gains or losses related to fuel derivative contracts, loss on disposal of assets, and special charges or credits. Includes realized gains or losses related to fuel derivative contracts.

(2)	Includes fuel taxes, into-plane fuel cost, and realized gains and losses related to fuel derivative contracts.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
Includes amounts related to 14 aircraft scheduled for delivery in 2015, including $152 million that was funded as pre-delivery deposits in prior years that is held by the aircraft manufacturer. The Company has secured financing for all 15 aircraft scheduled for delivery in 2015 (debt commitments for 14 aircraft and a direct lease for 1 aircraft with a third-party lessor).

(5)	Includes the purchase of a spare engine.

(6)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.

	Aircraft Delivery Schedule (net of Scheduled Retirements) as of October 27, 2015
	A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2014	29	34	—	2	—	65

1Q15	—	5	—	—	—	5
2Q15	—	3	—	—	—	3
3Q15	—	—	—	3	—	3
4Q15	—	—	1	3	—	4
Total Year-end 2015	29	42	1	8	—	80

1Q16	—	1	1	3	—	5
2Q16	(2)	2	1	2	—	3
3Q16	(1)	—	2	2	—	3
4Q16	—	—	—	2	—	2
Total Year-end 2016	26	45	5	17	—	93

2017	(4)	8	—	8	—	12
2018	(5)	2	6	5	—	8
2019	(1)	—	3	—	10	12
2020	(7)	—	13	—	—	6
2021	(4)	—	18	—	—	14
Total Year-end 2021	5	55	45	30	10	145

Notes:
Includes aircraft on firm order as well as 5 leased A320neo aircraft.
2017 reflects scheduled deliveries of 8 A320ceo and 10 A321ceo aircraft, net of 2 A321ceo lease expirations.

Seat Configurations
A319	145
A320	178/182
A321	218/228

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the fourth quarter and full year 2015 and full year 2016 including expectations regarding the delivery schedule of aircraft on order, announced new service routes, revenues, cost of operations, operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.